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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                      OF SERVICE CORPORATION INTERNATIONAL



         We consent to the inclusion in this Current Report on Form 8-K of Equity Corporation International ("ECI") and the incorporation by reference in the registration statements of ECI on Form S-3 (File No. 333-50861), Form S-4 (File Nos. 333-50861 and 33-92876) and Form S-8 (File Nos. 333-25303, 333-12327
and 33-98052) of our report dated March 18, 1998, on our audits of the consolidated financial statements and financial statement schedule of Service Corporation International ("SCI") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of SCI for the Year Ended December 31, 1997.


/s/  PricewaterhouseCoopers LLP



Houston, Texas
September 2, 1998